UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.          )

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AMERICAN CENTURY CAPITAL PORTFOLIOS, INC.
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May 17, 2010

Recently, we sent you proxy materials for the Special Meeting of Shareholders to take place on June 16, 2010.  Our records indicate that we have not received your important vote on the proposals presented to shareholders as outlined below.  We urge you to vote today in order to allow us to obtain a sufficient number of votes to hold the Meeting as scheduled and avoid future reminders and the possibility of an adjournment.

Proposals:

•	Electing one nominated Director/Trustee to each Board of Directors/Trustees

Each nominee currently serves as an appointed director/trustee, but has not previously been elected by shareholders.

•	Approving a management agreement with American Century Investment Management, Inc. and a subadvisory agreement for Equity Index Fund and International Value Fund

On February 16, 2010, Co-Chairman Richard W. Brown succeeded James E. Stowers, Jr., the founder of American Century Investments, as trustee of a trust that holds a greater-than-25% voting interest in American Century Companies, Inc. (“ACC”). Under the Investment Company Act of 1940, this interest is presumed to represent control of ACC even though it is less than a majority interest. Because ACC is the parent corporation of the funds' advisors, the change of trustee is considered a technical assignment of the funds' management and subadvisory agreements.  Under the 1940 Act, this assignment automatically terminated the agreements.  Shareholders are being asked to approve new agreements that are substantially identical to the terminated agreements. This will not result in changes in the management of American Century Investments, the funds, their investment objectives, advisory fees or services provided.

•	Amending the Articles of Incorporation for the following fund issuers: American Century Capital Portfolios, Inc., American Century Mutual Funds, Inc. and American Century World Mutual Funds, Inc.

This proposal is intended to achieve consistency among all fund issuers organized as Maryland corporations. The law of Maryland permits corporations to provide directors with some protection from personal liability.

You can vote today using the control number and phone number or Web site address shown on your vote card.

If you have any questions or to vote your shares, please contact our proxy solicitation agent, Broadridge Financial Solutions, Inc., toll-free at 1-866-450-8467. Representatives are available weekdays 9:30 a.m. to 9:00 p.m. and Saturdays from 10:00 a.m. to 6:00 p.m. Eastern time.

Please remember, the Board has unanimously recommended a vote “FOR” the proposal(s) detailed in your proxy statement.

[photo of Don Pratt and James E. Stowers, Jr.]

Fellow Shareholders,

The principal event at a recent board meeting was the retirement of Jim Stowers, Jr. from the American Century Mutual Funds Kansas City board.  This was one of those times when you felt like you were living a historical moment.  Jim founded what was known as Twentieth Century Mutual Funds over 50 years ago.  Through the years, his number one priority has been to “Put Investors First!”  The board presented Jim with a resolution acknowledging that, by building a successful investment company, he has impacted the lives of many by helping them on the path to financial success.

We respect Jim’s decision to focus his energy on the Stowers Institute for Medical Research and American Century Companies, Inc. (ACC), the parent company of the funds’ investment advisors.  The pioneering medical research that Jim and his wife Virginia have made possible through the Institute should enrich the lives of millions in the future.

Shortly after his retirement from the board, we received word that Jim – who celebrated his 86th birthday in January – was hospitalized after experiencing a fall during his regular exercise regimen.  While Jim has made steady progress toward recovery, this potentially serious incident resulted in the activation of his long-standing estate and business succession plan.  Under the terms of the plan, ACC’s co-chairman Richard W. Brown succeeded Jim as trustee of a trust that holds a significant interest in ACC stock.  While less than a majority interest, the trust is presumed to control the funds’ investment advisors under the Investment Company Act of 1940.  This change triggered the need for a shareholder proxy to approve new management and subadvisory agreements for the funds.  If you have not already responded, I encourage you to take the time to read the proxy materials and send your vote as soon as possible.

On behalf of the board, I want to once again thank Jim for his mutual fund board service and wish him a speedy recovery.  More than three years ago, Jim and Richard Brown installed a strong and effective leadership team at American Century Investments and I look forward to continuing to work with them on behalf of fund shareholders.  And while Jim no longer sits on the fund board, the inherent optimism captured by his favorite catch phrase – “The best is yet to be” – still resonates with all of us who have the privilege of serving you.  I invite you to send your comments, questions or concerns to me at dhpratt@fundboardchair.com.

Best regards,

Don Pratt